Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact

New Horizons Worldwide, Inc.

Investor Relations

Charles Mallon, 484-567-3039

Charlie.Mallon@newhorizons.com

NEW HORIZONS REPORTS FOURTH QUARTER AND

TWELVE MONTHS ENDED DECEMBER 31, 2008 RESULTS

Conshohocken, PA, March 25, 2008 – New Horizons Worldwide, Inc. (OTC Bulletin Board:  NEWH) today reported financial results for the fourth quarter and the twelve months ended December 31, 2008.

Quarter Ended December 31, 2008 Highlights

•                  Operating income was $1.4 million for the fourth quarter of 2008, representing our eighth consecutive quarter of positive results.

•                  Net income was $3.0 million for the quarter ended December 31, 2008.

•                  System-wide revenue decreased 4.4% for the three months ended December 31, 2008 over the comparable fourth quarter in the prior year.

•                  On a constant currency basis, System-wide revenue was flat for the three months ended December 31, 2008 over the comparable fourth quarter in the prior year.

Quarter Ended December 31, 2008 Results

Revenue for the quarter ended December 31, 2008 totaled $8.7 million, compared to $11.6 million in the comparable 2007 period.  Franchising revenue decreased to $6.0 million in the fourth quarter of 2008 as compared to $6.5 million in the fourth quarter of 2007.  Royalty revenue decreased slightly to $4.9 million in the quarter ended December 31, 2008 compared to the same period last year at $5.1 million.  Revenue from Company-owned training centers declined to $2.8 million in the quarter ended December 31, 2008 from $5.1 million in the comparable period of 2007, as a result of the disposal and re-franchising of one Company-owned training center in November 2007.

Operating income increased to $1.4 million in the quarter ended December 31, 2008 compared to $272,000 in the same period last year.  The Company defines operating income as income before gains (losses) from the sale of assets, interest and income taxes.  The Company’s net income was $3.0 million for the three months ended December 31, 2008 compared to a net income of $2.0 million in the comparable 2007 period.  The improvement is due to the $1.1 million improvement in operating efficiency, and a benefit for income taxes of $1.8 million recorded in December 2008.

For the three months ended December 31, 2008, total system-wide revenue from all franchised and Company-owned training centers was $91.5 million compared to total system-wide revenue for the comparable 2007 period of $95.7 million, a decrease of 4.4%.  On a constant currency basis, System-wide revenue was flat for the three months ended December 31, 2008 over the comparable fourth quarter in the prior year.

Twelve Months Ended December 31, 2008 Highlights

•                  Operating income was $6.0 million for the twelve months ended December 31, 2008.

•                  Net income was $6.8 million for the twelve months ended December 31, 2008.

•                  System-wide revenue increased 3.0% for the twelve months ended December 31, 2008 over the comparable twelve months in the prior year.

•                  On a constant currency basis, System-wide revenue increased 5.7% for the twelve months ended December 31, 2008 over the prior year.

Twelve Months Ended December 31, 2008 Results

Revenue for the twelve months ended December 31, 2008 totaled $37.2 million, compared to $51.6 million in the comparable 2007 period.  Total Franchising revenue increased to $24.7 million for the twelve months ended December 31, 2008 as compared to $24.0 million for the prior year.  Within the Franchising segment, royalty revenue increased by $1.7 million in the twelve months ended December 31, 2008 to $20.9 million from $19.2 million in the comparable 2007 period, partially due to the re-franchising of Company-owned training centers. Revenue from Company-owned training centers declined to $12.5 million in the twelve months ended December 31, 2008 from $27.6 million in the comparable period of 2007 as a result of the disposal and re-franchising of four Company-owned training centers during 2007.

The Company had operating income of $6.0 million for the twelve months ended December 31, 2008, compared to operating income of $4.2 million for the twelve months ended December 31, 2007. The Company defines operating income as income before gains (losses) from the sale of assets, interest and income taxes.  The improvement reflects increased margins primarily in the Company-owned training centers segment.  The Company’s net income was $6.8 million for the twelve months ended December 31, 2008 compared to a net income of $5.3 million in the comparable 2007 period.  The twelve months ended December 31, 2007 benefitted from $2.7 million of non-recurring gain on the sale of Company-owned training centers.  The December 31, 2008 period also reflects $1.3 million of income tax benefit from the utilization of Net Operating Loss carryforwards.

For the twelve months ended December 31, 2008, total system-wide revenue from all franchised and Company-owned training centers was $393.6 million compared to total system-wide revenue for the comparable 2007 period of $382.1 million, an increase of 3.0%.  On a constant currency basis, System-wide revenue increased 5.7% for the twelve months ended December 31, 2008 over the prior year.

Current Outlook

Mark A. Miller, President and Chief Executive Officer of New Horizons, stated, “We are pleased with our results for the fourth quarter and the twelve months ended December 31, 2008, as we navigate through unprecedented and uncertain market conditions.”

Mr. Miller went on, “Until we have greater visibility as to the depth and duration of the current recession, we are investing a large portion of our resources into the development of new products and services which can be implemented quickly and in a cost effective manner throughout our network, providing an immediate impact on profitability. At the same time, we are evaluating programs designed to further enhance the long-term growth and profitability of our network.”

Mr. Miller continued, “We are maintaining a cautious approach in managing our business. We remain focused on helping our training centers and franchisees in all of our markets to gain market share.  We believe we are well-positioned to navigate successfully over the next several months and to take advantage of growth opportunities as the global economies emerge from the current downturn. Although these are unprecedented times of extreme market volatility, we are confident in the strength and resiliency of our business.

As always, we appreciate the dedication and efforts of our employees, the commitment and partnership of our franchise owners and their staffs and the support of our industry partners in making our success possible.”

About New Horizons Computer Learning Centers
With approximately 300 centers in 60 countries, Conshohocken, Pennsylvania based New Horizons Worldwide, Inc. (OTC Bulletin Board:  NEWH) is the world’s largest independent IT training company. Through an integrated learning approach that ensures that new knowledge can be applied to real life situations, New Horizons delivers a full range of technology and business skills training from basic application and desktop productivity tools to complex and integrated business systems. New Horizons continues to expand its offerings, locations, and solutions to meet the growing demands placed on organizations and their employees. For more information, or to find a local New Horizons Computer Learning Center, visit www.newhorizons.com.

Certain matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and as such involve risks and uncertainties.  Any statements about expectations, beliefs, plans, objectives, assumptions, future events or performance are not historical facts and are forward-looking statements.   The forward-looking statements in this press release are based upon beliefs, assumptions and expectations of the Company’s management as to the Company’s future operations and economic performance, taking into account the information currently available and include comments regarding management’s future outlook and financial performance of the Company.  These statements are not statements of historical fact, and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements.  Readers should not place undue reliance on these forward-looking statements.  Further, any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.  Such forward-looking  statements  involve known and unknown risks,  uncertainties and other factors that may cause the actual  results,  performance,  achievements or transactions of the Company or the benefits of the proposed  transaction to be materially  different from any future results, performance,  achievements or transactions expressed or implied by such forward-looking  statements.  Many of the factors  which could  impact the  Company and the forward-looking  statements  contained  herein are  included  in the Company’s filings with the Securities and Exchange Commission.

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	2008	2007
Assets
Current assets:
Cash and cash equivalents	$639	$4,101
Accounts receivable, net	5,340	4,772
Prepaid expenses	1,001	650
Deferred tax asset	2,429	—
Refundable income taxes	158	238
Other current assets	134	90
Total current assets	9,701	9,851

Property and equipment, net	4,873	2,631
Restricted cash	—	513
Goodwill, net	11,865	11,408
Debt issuance costs, net	40	—
Other assets	252	873
Total assets	$26,731	$25,276

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$853	$2,305
Deferred revenue	3,513	4,169
Other current liabilities	7,840	8,416
Total current liabilities	12,206	14,890

Long-term debt	—	4,000
Revolving credit facility, net	754	—
Deferred rent	658	737
Deferred tax liability	457	—
Other long-term liabilities	48	235
Total liabilities	14,123	19,862

Commitments and contingencies	—	—

Shareholders’ equity:

Convertible preferred stock Series C, no par value, 200,000 shares authorized, 172,043 shares issued and outstanding at December 31, 2008 and 2007, respectively. Liquidation preference of $23.25 per share	3,802	3,802
Convertible preferred stock Series B, no par value, 200,000 shares authorized, 174,693 shares issued and outstanding at December 31, 2008 and 2007, respectively. Liquidation preference of $37.50 per share	5,611	5,611
Common stock, $.01 par value, 30,000,000 shares authorized, 11,635,269 and 11,445,269 shares issued; 11,450,269 and 11,260,269 shares outstanding at December 31, 2008 and 2007, respectively	116	114
Additional paid-in capital	49,920	49,498
Accumulated deficit	(45,543)	(52,313)
Treasury stock at cost - 185,000 shares at December 31, 2008 and 2007	(1,298)	(1,298)
Total shareholders’ equity	12,608	5,414
Total liabilities and shareholders’ equity	$26,731	$25,276

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars and shares in thousands, except per share data)

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenues
Franchising
Franchise fees	$264	$490	$1,068	$975
Royalties	4,892	5,063	20,883	19,150
Courseware sales and other	820	951	2,798	3,908
Total franchising revenues	5,976	6,504	24,749	24,033

Company-owned training center revenues	2,752	5,085	12,488	27,604
Total revenues	8,728	11,589	37,237	51,637

Cost of revenues	3,349	5,224	14,005	24,115
Selling, general and administrative expenses	3,994	6,093	17,266	23,299
Operating income	1,385	272	5,966	4,223

Other income/(loss)	(7)	—	(11)	—
Gain on sale of Company-owned training centers	—	1,721	—	2,681
Interest expense	(115)	(134)	(517)	(604)
Investment income	17	64	69	129

Income before benefit/(provision) for income taxes	1,280	1,923	5,507	6,429
Benefit/(Provision) for income taxes	1,758	41	1,263	(1,097)
Net income	3,038	1,964	6,770	5,332
Dividends payable on preferred stock	(171)	(170)	(684)	(604)
Deemed dividend on preferred stock	—	—	—	(2,963)
Net income attributable to common shareholders - basic	$2,867	$1,794	$6,086	$1,765
Dividends payable addback	171	170	684	604
Net income attributable to common shareholders - diluted	$3,038	$1,964	$6,770	$2,369

Net income per share:
Basic	$0.25	$0.16	$0.54	$0.17
Diluted	$0.14	$0.08	$0.29	$0.13
Weighted average shares outstanding:
Basic	11,275	10,900	11,266	10,676
Diluted	21,657	23,391	23,026	18,668